Exhibit 99.1

September 29, 2020

Asta Funding, Inc. Completes Take-Private Transaction

Asta Funding, Inc. (NASDAQ: ASFI) (“Asta” or the “Company”) announced that its merger whereby the Company has become a wholly-owned subsidiary of Asta Finance Acquisition, Inc. is complete. The transaction was previously announced on April 8, 2020.

Asta will operate as an independent, privately-held company and will remain based in Englewood Cliffs, New Jersey.

“I would like to thank all of the Company's stockholders for their support over the many years,” said Gary Stern, Chairman, Founding President and Chief Executive Officer of Asta.

Under the terms of the merger agreement, Asta’s stockholders will receive $13.10 per share in cash. As a result of the closing of the transaction, Asta’s common stock has ceased trading as of today on the NASDAQ Global Select Market and will be delisted.

Advisors

Lincoln International LLC is serving as financial advisor to the Special Committee, Tannenbaum Helpern Syracuse & Hirschtritt LLP is serving as legal counsel to the Special Committee, and Troutman Pepper Hamilton Sanders LLP is serving as legal counsel to the Company.

About Asta

Asta Funding, Inc., headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers and serves investors through the strategic management of three complementary business segments: consumer receivables, social security disability advocacy and personal injury claims. For more information, please visit http://www.astafunding.com.

For more information:

Seth Berman

General Counsel

(201) 308-9301

sberman@astafunding.com